EXHIBIT 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES THIRD QUARTER 2011 EARNINGS AND CONFERENCE CALL

HOUSTON, TEXAS OCTOBER 28, 2011-J.B. Poindexter & Co., Inc. which designs, manufactures and markets commercial truck bodies, delivery vans, pickup truck caps and tonneaus, funeral coaches and limousines, specialty oil and gas industry equipment, and expanded foam packaging released unaudited revenues and earnings for the three and nine months ended September 30, 2011.  The summarized unaudited results from operations were as follows (in thousands):

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales
Morgan	$64,785	$44,309	$226,519	$158,609
Morgan Olson	38,114	18,872	72,361	66,585
Truck Accessories	30,335	31,990	94,156	95,231
Specialty Manufacturing	43,094	39,808	137,868	109,883
Total	$176,328	$134,979	$530,904	$430,308

Operating Income (Loss)

Morgan	$4,294	$964	$17,305	$7,841
Morgan Olson	3,417	1,229	3,119	3,742
Truck Accessories	2,874	3,617	7,769	10,076
Specialty Manufacturing	2,845	2,365	8,281	1,732
Parent	(2,149)	(2,062)	(5,893)	(5,385)
Total	$11,281	$6,133	$30,581	$18,006

Net cash provided was approximately $5.1 million for the nine months ended September 30, 2011 and as of that date we had approximately $63 million of cash and $50 million of available borrowing capacity under our revolving credit facility.

The third quarter bondholder’s call will be held on Tuesday, November 1, 2011 at 3:00 pm (Eastern time).  The conference call can be accessed from the United States or Canada by dialing (800) 774-6070 or for international callers (630) 691-2753 and the conference ID number: 7163935#.  A replay of the call will be available for four weeks after the call and may be accessed by dialing (888) 843-7419 or for international callers (630) 652-3042, and using the access code 7163935#.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com

J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary.  Through its Specialty Manufacturing Division, the Company manufactures high precision machining and parts assembly for the oil and gas services industry, funeral coaches, limousines, and plastics based packaging materials.

Contact:   Michael O’Connor, Chief Financial Officer of J.B. Poindexter & Co., Inc., 713-655-9800